UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/22/2012

LinkedIn Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-35168

Delaware	47-0912023
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2029 Stierlin Court
Mountain View, CA 94043
(Address of principal executive offices, including zip code)

(650) 687-3600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On August 22, 2012, LinkedIn Corporation entered into a Lease Agreement (the "Lease") with Sequoia M&M LLC, a California limited liability company, Sequoia M&P LLC, a California limited liability company and Sequoia Del Rey, LLC, a California limited liability company (collectively, the "Landlord").

The Lease provides for the lease of approximately 560,000 rentable square feet to be located in a four-building project having an address at 555 Mathilda Avenue in Sunnyvale, California (the "Premises"). The Lease of the Premises was effective as of August 22, 2012, but because the Premises are not yet under construction, the Company will not be obligated to pay rent until three months after the Landlord makes the Premises available to Company to make tenant improvements (the "Delivery Date"). The Delivery Date is estimated to be July 2014, and the Company anticipates that the Lease term and its rental obligations will initiate in October 2014 (the "Commencement Date'). The Lease term is 12 years, beginning on the Commencement Date.

Under the Lease, rent will be paid on a monthly basis and will increase incrementally from approximately $1.8 million per month to approximately $2.5 million per month through the end of the Lease term, which is expected to be September 2026, assuming a Commencement Date of October 2014. In addition, the Lease requires the Landlord to provide the Company with an allowance of up to $50.00 per rentable square foot to construct improvements in the Premises prior to the Commencement Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LinkedIn Corporation

Date: August 22, 2012	By:	/s/ Steven Sordello
Steven Sordello
Senior Vice President & Chief Financial Officer